EXHIBIT 15.1

Independent Auditors’ Consent

We consent to the incorporation by reference in registration statements No. 333-100743 and No. 333-131713 on Form S-8 and registration statement No. 333-136245 on Form F-3 of Clearly Canadian Beverage Corporation of our report dated March 9, 2007, with respect to the consolidated balance sheet of Clearly Canadian Beverage Corporation as of December 31, 2006, and the related consolidated statements of earnings, changes in shareholders’ equity and cash flows for the year ended, which report appears in the December 31, 2006, annual report on Form 20-F/A of Clearly Canadian Beverage Corporation.

Our report dated March 9, 2007 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit and a working capital deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ “KPMG LLP”

KPMG LLP
Chartered Accountants
Vancouver, British Columbia
January 15, 2008